SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                              ####


(Communication being distributed by Grassroots' Movement to all KCPL employees)

To:       All Executives

From:     Grassroots' Movement (Les Boatright, Ken Geier,
          Becky Peck, et al.)

Date:     May 10, 1996

Re:       Invitation To Employee Rally for KCPL/UCU Merger

The memo below is being sent to all KCPL employees. We want to extend an invitation to each Executive to attend the employee rally.


  To:       All Employees

  From:     Grassroots' Movement
            (Les Boatright, Ken Geier, Becky Peck, and many others)

  Date:     May 10, 1996

  Re:       Employee Rally at Barney Allis Plaza

  An employee rally will be held to show our support for the KCPL/UtiliCorp merger. The rally is scheduled for:

          Date:          Tuesday, May 14, 1996
          Time:          11:00 AM
          Location:      Barney Allis Plaza (between 12th and 13th on
                         Central, one block east of Broadway and
                         across from the Marriott hotel)

  We're planning live music, the UtiliCorp hot air balloon (weather permitting), proxy mania, a few speakers (union and non-union), free box lunch and soda, buttons, stickers and more balloons.

  If you haven't sent in your proxy, you can bring it to the rally and put it in your location's designated box.

  The event should last about 30 minutes, and it's a great way to show our support for the merger and have fun at the same time.

  While we realize that essential employees will be unable to go to the rally, we encourage you to continue your support by writing letters and calling your representatives.

  Please remember that while we're having fun with the rally, the proxy vote is important and serious business. Each employee needs to weigh all available information and make his or her own decision.

  And please remember to get your supervisor's approval.

(end of communication)

                                #####

(KCPL Advertisement to run in various publications commencing
May 13, 1996)

    AN IMPORTANT MESSAGE TO ALL KANSAS CITY POWER & LIGHT COMPANY
                          SHAREHOLDERS:

                     STRAIGHT TALK ABOUT THE
                  WESTERN RESOURCES HOSTILE BID
                 HERE'S WHAT WE AT KCPL BELIEVE

1.   WE BELIEVE THAT WESTERN'S HOSTILE BID IS NOT CREDIBLE

    -Western's hostile takeover attempt is based on Western's broad and rapidly escalating merger savings estimates. In May 1995, Western's Chief Executive Officer, John E. Hayes, Jr., gave a preliminary estimate of more than $500 million in merger savings over ten years. Now that Western is trying to derail the strategic KCPL/UtiliCorp merger, it claims that it can achieve $1.043 billion in savings over ten years -- WESTERN'S SAVINGS CLAIMS ARE NOT CREDIBLE TO KCPL.

    -Western claims no layoffs but projects in its filings with the Kansas Corporation Commission a reduction of precisely 531 employee positions by January 1, 1998. It is hard to see how reductions without layoffs could be achieved in this time frame because Western has conceded in its preliminary prospectus that a hostile takeover of KCPL couldn't close before the end of 1997 -- WESTERN'S NO LAYOFF COMMITMENT IS NOT CREDIBLE TO KCPL.

    -Western's filings with the Kansas Corporation Commission seek to have only 30% of merger savings passed on to customers in the form of rate relief. In connection with the merger of Western's predecessor and Kansas Gas and Electric Company, the Kansas Corporation Commission ordered that 50% of all cost savings be passed on to customers. Given this fact, WESTERN'S RATE PROPOSAL IS NOT CREDIBLE TO KCPL.

2.   WE BELIEVE THAT WESTERN'S HOSTILE BID IS NOT ACHIEVABLE

    -A hostile takeover has never succeeded in the utility industry. And we're not the only ones who think they make no sense. This is what Western's Chief Executive Officer, John E. Hayes, Jr., said in his testimony under oath before the Kansas Corporation Commission on April 12, 1991; "Hostile bids in an industry like this just don't have any place in my mind. It is very difficult to work so closely together to deliver a product or a service in common to the public and meet public interest tests with with, [sic] hostility in, in that process. It is not in the public interest, in my opinion." HOSTILE TAKEOVERS OF PUBLIC UTILITIES JUST DO NOT MAKE SENSE!

    -In its preliminary prospectus, Western acknowledges that satisfaction of its condition relating to the Missouri business combination anti-takeover law may well require prior KCPL Board approval. And yet Western knows that on April 21, 1996, KCPL'S BOARD REJECTED WESTERN'S PROPOSED MERGER TRANSACTION.

3.   WE BELIEVE THAT A WESTERN/KCPL COMBINATION IS NOT STRATEGIC

    -A combined KCPL/Western would own 94% of the Wolf Creek nuclear plant. THIS HIGH CONCENTRATION OF CAPITAL IN A
     SINGLE ASSET IS NOT STRATEGIC.

    -A transaction with UtiliCorp, which serves customers in eight states and four countries abroad, provides geographic, regulatory and climatic diversity. Contrast this to a combination of KCPL and Western's contiguous territories, which would result in excessive concentration in one market with similar weather patterns. CONCENTRATED MARKET EXPOSURE IS NOT STRATEGIC.

                           [KCPL logo]

   VOTE FOR THE KCPL/UTILICORP MERGER ON THE WHITE PROXY CARD

                    THE KCPL/UTILICORP MERGER
       IT'S CREDIBLE -- IT'S ACHIEVABLE -- IT'S STRATEGIC

 If you have any questions and need assistance in completing the WHITE proxy card, please call our proxy solicitor, D. F. KING &
            CO., INC., toll free, at 1-800-714-3312.

(end of ad)